AMENDMENT TO
                          THE 1997 NON-OFFICER EMPLOYEE
                              STOCK OPTION PLAN OF
                               RENTRAK CORPORATION

     THIS THIRD AMENDMENT to The 1997 Non-officer Employee Stock Option Plan of Rentrak Corporation (the "Plan") is hereby adopted by Rentrak Corporation, an Oregon corporation (the "Company"), effective June 24, 2002.

     1. Incorporation; Definitions. The terms and provisions of this Amendment are incorporated by this reference in the Plan as though fully set forth therein.

2. Amendment. Section 1.11 of the Plan is hereby amended to read in its entirety as follows:

                  "Fair Market Value. 'Fair Market Value' as of a given date means the value of a share of Common Stock which is equal to (i) the last sale price of the Common Stock as reported on such date, or if no sales are reported on that date, then the last preceding date on which a sale was reported, if the Common Stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market ("Nasdaq");
         (ii) the average of the closing representative bid and asked prices of the Common Stock reported on such date, or if no prices are reported on such date, then the last preceding date on which prices are reported, if the Common Stock is not listed on any national securities exchange or quoted on Nasdaq but is traded in the over-the-counter market; or
         (iii) the fair market value of a share of Common Stock as determined by the Committee acting in good faith, if the Common Stock is not listed on a national securities exchange, quoted on Nasdaq, or traded in the over-the-counter market."

3. No Other Change. Except as specifically modified in this Amendment, all other provisions and terms of the Plan shall remain unchanged and in full force and effect.